SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

December 22, 2004

AMERICHIP INTERNATIONAL INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-33127	98-0339467
(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

Plymouth Trade Center
9282 General Drive, Suite 100
Plymouth, MI 48170-4607

(Address of principal executive offices) (Zip Code)

(313) 341-1663

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.     Completion of Acquisition or Disposition of Assets.

On December 22, 2004, AmeriChip International Inc. (“AmeriChip”) announced that it had entered into a definitive Purchase Agreement (“Purchase Agreement”) to acquire all of the outstanding capital stock of KSI Machine & Engineering Inc. (“KSI”), a supplier of large industrial castings and molds for the automotive and aerospace industries. The transaction has been approved by our board of directors and the board of directors of KSI. The closing of the transaction is subject to customary closing conditions.

At the closing, AmeriChip will pay $3,200,000 of consideration for all of the outstanding shares of capital stock of KSI, consisting in part of $200,000 in cash and a promissory note in the amount of $3,000,000.

A copy of the press release announcing the signing of the definitive agreement is attached as an exhibit under Item 9.01(c) of this report.

Item 3.02.     Unregistered Sales of Equity Securities.

One of the conditions to closing the Purchase Agreement is the agreement of Mr. Jim Kotsonis to serve as a consultant to AmeriChip. Mr. Kotsonis is the beneficial owner of all of the outstanding capital stock of KSI prior to the sale to AmeriChip. As part of its consulting agreement with Mr. Kotsonis, AmeriChip will issue 500,000 shares of its common stock to Mr. Kotsonis. The securities to be issued to Mr. Kotsonis will not be registered under the Securities Act. The issuance of the securities will be made pursuant to an exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act.

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective upon the closing of the acquisition, Mr. Kotsonis will be appointed to the Board of Directors of AmeriChip. Except for the transactions described here, Mr. Kotsonis has not had a material interest in any transaction in which AmeriChip has been involved during the last two years.

Item 9.01.     Financial Statements and Exhibits.

(c)                  Exhibits Furnished.

99.1               Press Release, dated December 22, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By: /s/ Marc Walther
Marc Walther
President and Chief Executive Officer
AMERICHIP INTERNATIONAL INC.
Date: December 27, 2004